Exhibit 8.2

January 11, 2016

The Board of Directors of NewBridge Bancorp 1501 Highwoods Boulevard, Suite 400 Greensboro, North Carolina 27410

Re:	Agreement and Plan of Merger, dated as of October 12, 2015 (the “Agreement”), among Yadkin Financial Corporation (“Yadkin”), Navy Merger Sub Corp., (“Merger Sub”) and NewBridge Bancorp (“NewBridge”) United States Federal Income Tax Consequences

Ladies and Gentlemen:

We have served as counsel to NewBridge in connection with the Agreement, pursuant to which it is contemplated that (i) Merger Sub will, subject to the terms and conditions set forth therein, merge with and into NewBridge (the “Merger”), so that NewBridge is the surviving corporation in the Merger and a wholly-owned subsidiary of Yadkin and (ii) immediately thereafter, NewBridge will merge (the “Second-Step Merger”, and together with the Merger, the “Integrated Mergers”) with and into Yadkin, with Yadkin being the surviving corporation in the Integrated Mergers, as more fully described in the Joint Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 (File No. 333-208064) filed by Yadkin with the Securities and Exchange Commission, as amended or supplemented through the date hereof (the “Registration Statement”). The opinion set forth herein concerning Federal income tax consequences is being rendered at your request, and in connection with the Registration Statement. All capitalized terms herein, unless otherwise specified, have the meanings assigned to them in the Registration Statement and the Agreement.

At the Effective Time, subject to the terms of the Agreement, all of the shares of NewBridge Common Stock will be converted into the right to receive shares of Yadkin Common Stock calculated pursuant to the Exchange Ratio. In addition, cash will be paid in lieu of fractional shares of Yadkin Common Stock.

In providing our opinion, we have examined and, with your permission, have relied on the representations and warranties contained in and the facts described in (i) the Agreement, (ii) the Registration Statement, (iii) certain written representations and covenants of NewBridge and Yadkin (the “Company Certificates”), and (iv) such other records, documents, and other instruments as we have deemed appropriate for the purposes of this letter.

The Board of Directors of

NewBridge Bancorp

January 11, 2016

In rendering our opinion, we have also relied, with your consent, upon the following assumptions:

(1)	The factual statements and representations described above, as well as those contained in the Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications.

(2)	The Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Integrated Mergers.

(3)	The Integrated Mergers will be consummated in accordance with the terms of the Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(4)	Other than the Agreement, there are no understandings or agreements between or among the parties or their affiliates that bear directly or indirectly on the Integrated Mergers.

(5)	Yadkin and NewBridge, as applicable, will report the Integrated Mergers on their Federal income tax returns in a manner consistent with the opinion set forth herein, and will comply with all reporting obligations with respect to the Integrated Mergers required by the Code.

(6)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possessed the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

In rendering our opinion, with your permission, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering our opinion is incorrect.

The Board of Directors of

NewBridge Bancorp

January 11, 2016

Based on and subject to the foregoing and the other limitations, assumptions, qualifications and exclusions set forth in this letter, we are of the opinion that the Integrated Mergers will be treated as a “reorganization” within the meaning of Section 368(a) of the Code and that the U.S. federal income tax consequences of the Integrated Mergers to holders of NewBridge Common Stock will be as described  in the Registration Statement under the heading “U.S. Federal Income Tax Consequences of the Integrated Mergers.”

Except as set forth above, we express no opinion as to the tax consequence to any party, whether Federal, state, local, or foreign, of the Integrated Mergers or of any transactions related to the Integrated Mergers or contemplated by the Agreement.

The foregoing opinion is being furnished solely for the purpose referred to in the first paragraph of this letter. The opinion set forth herein is made as of the date hereof, and we assume no obligation to supplement this letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinion expressed herein.

The foregoing opinion is effective as of the date hereof; it is based on current provisions of the Code and Treasury regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Integrated Mergers or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinion set forth herein.

An opinion of counsel is not binding upon the IRS or the courts. There can be no assurance that the IRS will agree with the opinion set forth herein, or that if challenged by the IRS, the opinion will be sustained by the court.

We hereby consent to the inclusion of this form of letter as an exhibit to the Registration Statement and to the reference to the reference to our firm name therein. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Brooks, Pierce, McLendon, Humphrey, and Leonard, LLP